As filed with the Securities and Exchange Commission on May 6, 2009
Registration No. 333-150609
Registration No. 333-119690
Registration No. 333-109917
Registration No. 333-99645
Registration No. 333-74124
Registration No. 333-55364
Registration No. 333-42952
Registration No. 333-34202

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-150609
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-119690
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-109917
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-99645
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-74124
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-55364
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-42952
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-34202
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AVANEX CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	94-3285348
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

40919 Encyclopedia Circle
Fremont, California 94538
(510) 897-4188
(Address of principal executive offices, including zip code)

1996 Stock Option Plan, as amended
1998 Stock Option Plan, as amended
1999 Director Option Plan, as amended
2000 Stock Option Plan, as amended
1999 Employee Stock Purchase Plan
Officer and Director Share Purchase Plan
Holographix Inc. 1996 Stock Option Plan, as amended
Holographix Inc. 2000 Stock Option Plan, as amended
LambdaFlex, Inc. 2000 Stock Option Plan
(Full titles of the plans)

Jerry Turin
Chief Executive Officer
Avanex Corporation
40919 Encyclopedia Circle
Fremont, California 94538
(510) 897-4188
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Keith A. Flaum, Esq.
Chadwick L. Mills, Esq.
Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES
     Avanex Corporation. (the “Registrant”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable by the Registrant pursuant to its 1996 Stock Option Plan, as amended, 1998 Stock Option Plan, as amended, 1999 Director Option Plan, as amended, 2000 Stock Option Plan, as amended, 1999 Employee Stock Purchase Plan, Officer and Director Share Purchase Plan, the Holographix Inc. 1996 Stock Option Plan, as amended, the Holographix Inc. 2000 Stock Option Plan, as amended and the LambdaFlex, Inc. 2000 Stock Option Plan previously registered by the Registrant pursuant to the following registration statements:
•	Registration Statement on Form S-8 (No. 333-150609), filed with the Securities and Exchange Commission on May 2, 2008;

•	Registration Statement on Form S-8 (No. 333-119690), filed with the Securities and Exchange Commission on October 12, 2004;

•	Registration Statement on Form S-8 (No. 333-109917), filed with the Securities and Exchange Commission on October 23, 2003;

•	Registration Statement on Form S-8 (No. 333-99645), filed with the Securities and Exchange Commission on September 17, 2002;

•	Registration Statement on Form S-8 (No. 333-74124), filed with the Securities and Exchange Commission on November 29, 2001;

•	Registration Statement on Form S-8 (No. 333-55364), filed with the Securities and Exchange Commission on February 9, 2001;

•	Registration Statement on Form S-8 (No. 333-42952), filed with the Securities and Exchange Commission on August 3, 2000; and

•	Registration Statement on Form S-8 (No. 333-34202), filed with the Securities and Exchange Commission on April 6, 2000.

(collectively, the “Registration Statements”)
     On April 27, 2009, the Registrant’s stockholders approved, at a special meeting of stockholders, an Agreement and Plan of Merger and Reorganization, dated as of January 27, 2009 (the “Merger Agreement”), by and among Oclaro, Inc. (formerly Bookham, Inc.), a Delaware corporation (the “Purchaser”), Ultraviolet Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser (“Merger Sub”), and the Registrant. Pursuant to the Merger Agreement, upon filing the Certificate of Merger with the Secretary of State of the State of Delaware on April 27, 2009 (the “Effective Time”) Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly-owned subsidiary of Purchaser (the “Merger”).
     At the Effective Time, each share of Registrant Common Stock issued and outstanding immediately prior to the Merger (other than shares owned by Purchaser, Merger Sub, other subsidiaries of Purchaser and subsidiaries of the Company) was cancelled and converted into the right to receive 5.426 shares of common stock, par value $0.01, of the Purchaser.
     As a result of the Merger, the Registrant terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of its Common Stock which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold as of the Effective Time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 6th day of May, 2009.

Avanex Corporation
By:	/s/ Jerry Turin
Jerry Turin
Chief Executive Officer and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jerry Turin Jerry Turin	Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer and Principal Accounting and Financial Officer	May 6, 2009

/s/ Kate Rundle Kate Rundle	Director	May 6, 2009